EXHIBIT 5.1


                       [Dechert Price & Rhoads Letterhead]





                                                           November 19, 1996



The Carbide/Graphite Group, Inc.
One Gateway Center, 19th Floor
Pittsburgh, Pennsylvania  15222

                               The Carbide/Graphite Group, Inc.

Dear Sirs:

     We have acted as counsel for The Carbide/Graphite Group, Inc., a Delaware corporation (the "Company"), in connection with its preparation and filing of a Post-Effective Amendment No. 1 on Form S-3 (the "Amendment") to its Registration Statement on Form S-1, Registration No. 33-31408 (together with any amendments thereto, including the Amendment, the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of approximately 2,498,625 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Company proposed to be sold by the selling stockholders identified in the Registration Statement (the "Selling Stockholders").

     In connection therewith, we have examined, among other things, the originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, each as amended; minutes of the proceedings of the Company's Board of Directors, including committees thereof; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that: (1) the Shares proposed to be sold by the Selling Stockholders pursuant to the Amendment which are presently outstanding have been validly issued and are fully paid and nonassessable, and (2) the Shares proposed to be sold by the Selling Stockholders pursuant to the Amendment which are issuable upon exercise of stock options held by the Selling Stockholders, upon the exercise of such stock options in accordance with the respective terms thereof (including, without limitation, the payment of the exercise price in respect thereof) and the issuance of such Shares, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment. We also consent to the reference made to us under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Roger Mulvihill, a member of this firm, is the corporate Secretary and a stockholder of the Company and may be a Selling Stockholder with respect to his shares.

                                               Very truly yours,

                                              /s/ DECHERT PRICE & RHOADS